ITEM #77C
A Special Meeting ("Meeting") of Shareholders of the Destra Dividend Total Return Fund was held on November 6, 2014. The Meeting was held for the following purpose:

To elect four (4) trustees to the Board of Trustees of the Destra Dividend Total Return Fund. The results of the voting on the above matters were as follows:

                                                              Votes
Director Proposal                     Votes For              Withheld
John S. Emrich                         1,605,345              10,021
Michael S. Erickson                    1,605,345              10,021
James Bernard Glavin                   1,605,345              10,021
Nicholas Dalmaso                       1,605,345              10,021

To approve a new Investment Management Agreement
                            Shares Voted
For                           1,169,489
Against                           6,453
Abstain                           2,468
Broker Non-Vote                 436,956

To approve a new Investment Sub-Advisory Agreement
                             Shares Voted
For                             1,160,078
Against                             6,453
Abstain                            11,879
Broker Non-Vote                   436,956